autostar

MASTER DISTRIBUTOR AGREEMENT

THIS AGREEMENT is made this 2nd day of March 2007 between **AUTOSTAR TECHNOLOGY PRIVATE LIMITED,** a company incorporated in the Republic of Singapore and having its registered office at Block 5012, Ang Mo Kio Avenue 5, #04-10, TECHplace II, Singapore 569876 (hereinafter called "Autostar") of the one part; and **HS3 Technologies, Inc.**, a company incorporated in USA, and having its registered office at 1800 Boulder Street Suite 600, Denver, Colorado 80211, USA (hereinafter called "the Master Distributor") of the other part.

WHEREAS

Autostar desires to appoint the Master Distributor, and the Master Distributor desires to accept the appointment from Autostar, as its Master Distributor of Autostar's Touchstar Fingerprint Device (the "Products") in USA (the "Territory") in order to promote the sale, distribution, and support of the Products in the Territory.

NOW IT IS HEREBY AGREED as follows:-

1. APPOINTMENT

1.1 Autostar hereby appoints the Master Distributor as its Master Distributor having the "exclusive" right to purchase the Products from Autostar for the purpose of re-sale in the Territory, subject to the terms and conditions hereinafter appearing.

1.2 The Master Distributor shall not sell, offer for sale or solicit orders for the Products outside the Territory or from persons within the Territory purchasing the same for resale outside thereof. The Master Distributor shall use every endeavour to prevent the sale of the Products supplied to it outside the Territory, including discontinuing the sale of the Products to persons who sell or offer for sale the Products outside the Territory, unless prior authorization has been granted by Autostar.

1.3 In the event that the Products supplied to the Master Distributor pursuant to this Agreement is sold outside the Territory ("External Products") and without prior written approval from Autostar, the Master Distributor shall, in addition to any other remedies which Autostar may have against it, pay to Autostar or such persons as Autostar may nominate a sum equal to 10% of the price of the External Products.

2. MINIMUM QUANTITY

The Master Distributor will purchase from Autostar and Autostar will sell to the Master Distributor during the term of this Agreement, a minimum quantity of the Products in the manner as set forth in Annex I hereto ("Minimum Quantity").

3. PRICE AND PAYMENT

3.1 The prices payable by the Master Distributor for the Products shall be as set down in the Annex I subject to such changes as Autostar may notify the Master Distributor from time to time. All prices agreed for the Products shall be Ex-Work Singapore.

3.2 Payment shall be made to Autostar in US Dollars (US$) and by telegraphic transfer to DBS Bank, Ang Mo Kio Branch at Block 705, Ang Mo Kio Avenue 8, #01-2573/2575, Singapore 560705 A/C No. 0018-000023-01-8-022. Such payment shall be effected when notified of the date of delivery of the Products as notified by Autostar to the Master Distributor. Time for payment shall be the essence in this Agreement. It is understood the Master distributor after careful credit reference examination, have available an open credit account based on Net 10 day from receipt of goods.

3.3 The purchase prices and other sums are exclusive of the Goods and Service Tax, sales, excise and/or other taxes chargeable by any government, statutory or tax authority; the Master Distributor shall be responsible and pay for all such taxes.

4. THE MASTER DISTRIBUTOR'S COVENANTS AND UNDERSTAKING

4.1 The Master Distributor shall maintain and preserve the prices of the Products as set down in the Annex I and not to dispose of the Products at prices lower than the prices payable by the Master Distributor for the Products. Without advanced permission to clear inventory of existing obsolete product.

4.2 The Master Distributor shall be entitled to appoint sub-distributors **PROVIDED ALWAYS** that the Master Distributor shall keep Autostar duly informed of each of such appointment. The Master Distributor shall be fully responsible for the training of the sub-distributors on all aspects of use/after-sales service for the Products **PROVIDED ALWAYS** that Autostar may, at the request of the Master Distributor, provide training to the sub-distributors of the Master Distributor at Autostar's designated premises at costs to be agreed between the Parties. In the event that training is required outside Singapore, the Master Distributor shall, in addition to payment of the training costs, pay for all travel, accommodation, meals, outstation allowance and other costs that may be incurred by Autostar in such training. As a matter of convenience and marketing training may be scheduled in advance to coincide with International trade shows such as ASIS and ISC West and or East.

5. TRADE MARKS

5.1 All patents, trade marks, trade names, copyrights, sign, emblems, logos, designs and service marks ("Trade Marks") in relation to Autostar, the Products and/or any of them and any literature supplied by Autostar in connection therewith shall be and remain the property of Autostar.

5.2 The Master Distributor shall not without the written consent of Autostar in any way alter, obscure, remove or add to the Trade Marks appearing on the Products or such catalogues and other literature relating to the Products, or under which the Products are sold from time to time to the Master Distributor during the currency of this Agreement, or which appear on the individual packaging of the Products.

5.3 The Master Distributor shall not either during the continuance of this agreement or thereafter claim any right or property therein or register or caused to be registered in any part of the world any of the Trade Marks.

6. WARRANTY BY AUTOSTAR AND LIMITATION OF LIABILITY

Autostar warrants that the Products shall be free from manufacturing defects for a period of twelve (12) months from day of actual resale of the Products to the Master Distributors customers (security products dealers (example ADT) and or sub-distributors (example ADI) on the terms as set forth in the Warranty Registration Card.
Distribution and dealers expect that the warranty period (new uninstalled product) begins at the time of actual installation and setup in commercial or residential premise or sale to the dealer.

7. TENDERS

Notwithstanding any provisions herein, Autostar shall be entitled to bid on its own or in collaboration with the Master Distributor or any of its sub-dealers or any third party for any tender for a sizeable quantity of Products in the Territory provided the Master Distributor is always given the first right of refusal to participate in such bid. In the event of such collaboration, Autostar will enter into a separate agreement with the relevant parties to govern such relationship.

8. TERM AND RENEWAL

8.1 This agreement shall be deemed to have commenced and shall continue in force for a period of one year from the date hereof.

autostar

8.2 At the expiration of the term of this Agreement hereof, the Parties shall automatically renew or by choice enter into negotiate in good faith on the renewal of this Agreement (if any) and the terms thereof

9. TERMINATION

9.1 Either Party may terminate this Agreement upon not less than ten (10) days prior written notice to the other Party if a breach or default being of a material nature and constituting just cause (including a breach by the Master Distributor of its obligations under Clause 2 herein) is not corrected within thirty (30) days after written notice thereof is provided to the breaching or defaulting party.

9.2 Upon termination of this Agreement :

(a) All orders placed with Autostar for the Products which, at the date of termination are not satisfied, may be cancelled at the discretion of Autostar.

(b) the Master Distributor shall, and all sub-Distributors shall, within three (3) months of the termination of this Agreement, cease all sales of the Products and shall remove and discontinue the use of all signs, displays packaging, graphics, promotional and other material that makes it appear to the public that the Master Distributor or any such sub-Distributor, is still the Master Distributor or, as the case may be, the sub-Master Distributor of the Products and shall deliver to Autostar, if so requested, all sales literature, manuals, catalogues and other materials delivered to it by Autostar, hereunder, and in the Master Distributor's possession or control, by an agreed method and at the Master Distributor's expense;

(c) it is expressly agreed that Autostar shall not be liable to pay any compensation to the Master Distributor for loss of profits or loss of goodwill, or for any other loss of damage howsoever arising as a result of the termination of this Agreement due to any cause whatsoever ; and

(d) The termination of this Agreement shall be without prejudice to any rights of either Party against the other accrued prior to the date of termination.

10. NON-COMPETITION

The Master Distributor agrees that during the time this Agreement is in effect, it shall not within this Territory enter into any arrangement for or otherwise engage, directly of indirectly, in the development, manufacture, sale, maintenance, repair or importation of products competitive with the Products without prior written approval from Autostar.

11. CONFIDENTAILITY

Both during the term and after the termination of this Agreement, The Master Distributor shall keep confidential and (except as required for the performance of its duties during the term hereof) shall not make use of any sales, marketing and distribution information concerning the Products, or any other information of a secret or confidential nature concerning the Products or Autostar, and the Master Distributor shall prevent any disclosure of, or use being made of, and such information (other than as aforesaid) by any of its agents, officers or employees.

12. SCOPE OF AUTHORITY

This Agreement is not intended, and should not be construed to, create an agency, joint venture, partnership or employer-employee relationship between Autostar and the Master Distributor. Neither party hereto shall have the authority to, or represent that it has the authority to, assume or create any obligation on behalf of, or in the name of, or to be binding upon.

13. FORCE MAJEURE

Except as set forth below, neither party shall be liable for delay or failure to perform any obligation herein, including without limitation to any event or occurrence beyond the reasonable control of either party shall as: fire explosion, storm, flood or other act of God; war, sabotage, riot, insurrection , acts of a public enemy, or other act of civil disorder; acts or regulations of any government/statutory authorities or agencies; strikes, labour disputes, unforeseen shortages or breakdowns in machinery, labour, fuel or raw materials.

14. ARBITRATION

Any dispute answering out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC CENTRE") for the time being in force, which rules are deemed incorporated by reference into this clause.

15. GOVERNING LAW

This Agreement shall be governed and construed in all respects in accordance with the laws of Singapore.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorised the day and year first above written.

SIGNED BY
MR. KOH KHENG GUAN, MANAGING DIRECTOR
For and on behalf of
AUTOSTAR TECHNOLOGY PRIVATE LIMITED
in the presence of :-

SIGNED BY
MR. PHILIP J. WRIGHT
For and on behalf of
HS3 TECHNOLOGIES, Inc.
in the presence of :-